Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Western Retail Real Estate Trust, Inc:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-151007) and Form S-8 (No. 333-166630) of Inland Western Retail Real Estate Trust, Inc. of our report dated March 31, 2009, except for notes 1, 2, 3, 12, 13 and 14, which are as of August 10, 2011, with respect to the consolidated statements of operations and other comprehensive loss, equity and cash flows for the year ended December 31, 2008, and the 2008 information in the related financial statement schedules, which report appears in the Form 8-K of Inland Western Retail Real Estate Trust, Inc.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain reclassifications associated with discontinued operations and upon the adoption of an accounting standard related to noncontrolling interests.

/s/ KPMG LLP

Chicago, Illinois

August 10, 2011